SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           GOLDEN STAR RESOURCES LTD.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    38119T104
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                                 (CUSIP Number)


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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38119T104                    13G                           Page 2 of 7
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Knott Partners, L.P.
    T.I.N. #11-2835793
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New Jersey, U.S.A
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                  5    SOLE VOTING POWER

                       2,201,829
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,201,829
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,201,829
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.6%
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12  TYPE OF REPORTING PERSON*

    PN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 38119T104                    13G                           Page 3 of 7
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    David M. Knott
    S.S. ####-##-####
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A
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                  5    SOLE VOTING POWER

                       2,201,829
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,620,428
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,201,829
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,706,742
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,908,571
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.6%
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12  TYPE OF REPORTING PERSON*

    IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 38119T104                    13G                           Page 4 of 7

Item 1(a)   Name of Issuer:

            Golden Star Resources Ltd.

Item 1(b)   Address of Issuer's Principal Executive offices:

            1660 Lincoln Street, Suite 3000
            Denver, Colorado 80264

Item 2(a)   Name of Person Filing:

            1.    Knott Partners, L.P.
            2.    David M. Knott

Item 2(b)   Address of Principal Business Office or, if none, residence:

            1.    485 Underhill Boulevard, Suite 205
                  Syosset, New York 11791
            2.    485 Underhill Boulevard, Suite 205
                  Syosset, New York 11791

Item 2(c)   Citizenship:

            1.    United States of America
            2.    United States of America

Item 2(d)   Title of Class of Securities:

            Common Stock

Item 2(e)   CUSIP Number:

            38119T104

CUSIP No. 38119T104                    13G                           Page 5 of 7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)   |_|   Broker or dealer registered under Section 15 of the Exchange Act;

(b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)   |_|   Insurance company as defined in Section 3(a)(19) of the Exchange
            Act;

(d)   |_|   Investment company registered under Section 8 of the Investment
            Company Act;

(e)   |_|   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)   |_|   An employee benefit plan, or endowment fund in accordance with rule
            13d-1(b)(1)(ii)(F);

(g)   |_|   A parent holding company, or control person, in accordance with Rule
            13d-1(b)(1)(ii)(G);

(h)   |_|   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act;

(i)   |_|   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant Rule 13d-1(c), check this box |X|

Item 4      Ownership:

      1.    Knott Partners, L.P.
            See Rows 5 through 9 and 11 on the corresponding cover page for this person.

      2.    David M. Knott
            See Rows 5 through 9 and 11 on the corresponding cover page for this person.

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

CUSIP No. 38119T104                    13G                           Page 6 of 7

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Persons, other than the Reporting Persons hereunder, have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale, of the securities reported herein other than the securities owned by Knott Partners, L.P.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            N/A

Item 8      Identification and Classification of Members of the Group

            This statement is being filed by David M. Knott, an individual whose business address is 485 Underhill Boulevard, Syosset, New York 11791, and by Knott Partners, L.P., whose business address is also 485 Underhill Boulevard, Syosset, New York 11791. David M. Knott files this statement as the sole general partner of Knott Partners, L.P. (the "Partnership"), a New Jersey limited partnership that invests in securities that are sold in the public markets.

Mr. Knott is also the sole shareholder, Director and President of Dorset Management Corporation, a New York corporation ("Dorset"), which provides services to a limited number of foreign and domestic individuals and entities referred to in Item 6 above. None of such other persons is the beneficial owner of more than 5% of the issuer's common stock.

The filing of Schedule 13G and amendments thereto does not constitute an admission that any of the Reporting Persons or any of such other persons is a member of a "group" for purposes of the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder or for any other purpose whatsoever. Each of the Reporting Persons expressly disclaims beneficial ownership of the issuer's common stock beneficially owned by any other person.

Item 9     Notice of Dissolution of Group

           N/A

CUSIP No. 38119T104                    13G                           Page 7 of 7

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               KNOTT PARTNERS, L.P.

                                                       February 10, 2000
                                               ---------------------------------
                                                              Date


                                                        /s/ David M. Knott
                                               ---------------------------------
                                                            Signature


                                                 David M. Knott/General Partner
                                               ---------------------------------
                                                            Name/Title

                                                        February 10, 2000
                                               ---------------------------------
                                                              Date


                                                        /s/ David M. Knott
                                               ---------------------------------
                                                             Signature


                                                          David M. Knott
                                               ---------------------------------
                                                               Name